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                                                                     Exhibit 4.1

                              AMENDED AND RESTATED
                             SCHOOL SPECIALTY, INC.
                            1998 STOCK INCENTIVE PLAN
                             as of December 18, 2002

PURPOSE SCHOOL SPECIALTY, INC., a Wisconsin corporation (the "Company"), wishes to recruit, reward, and retain employees, consultants, independent contractors, advisors, officers and outside directors. To further these objectives, the Company hereby sets forth the School Specialty, Inc. 1998 Stock Incentive Plan (the "Plan") to provide options ("Options") or direct grants ("Stock Grants" and, together with the Options, "Awards") to employees, consultants, independent contractors, advisors, officers and outside directors with respect to shares of the Company's common stock (the "Common Stock"). The Plan was originally effective as of the effective date (the "Effective Date") of the Company's registration under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to its initial public offering ("IPO"), and this amendment and restatement is effective as of December 18, 2002.

PARTICIPANTS        The following persons are eligible to receive Options and
                    Stock Grants under the Plan: (1) current and prospective
                    Employees (as defined below) of the Company and any Eligible
                    Subsidiary (as defined in the Eligible Subsidiary section below), (2) consultants, advisors and independent contractors of the Company and any Eligible Subsidiary and
                    (3) officers and directors of the Company and any Eligible
                    Subsidiary who are not Employees ("Eligible Officers and Eligible Directors"). Eligible persons become "Optionees" when the Administrator grants them an option under this Plan or "Recipients" when they receive a direct grant of Common
                    Stock. (Optionees and Recipients are referred to collectively as "Participants." The term Participant also includes, where appropriate, a person authorized to exercise an Award in place of the original Optionee.)

                    Employee means any person employed as a common law employee of the Company or an Eligible Subsidiary.

ADMINISTRATOR       The Administrator will be the Compensation Committee of the
                    Board of Directors of the Company (the "Compensation
                    Committee"), unless the Board specifies another committee.
                    The Board may also act under the Plan as though it were the Compensation Committee.

                    The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions (other than those described in the Granting of Awards section) to Employees of the Company.

                    The Administrator's powers will include, but not be limited to, the power to amend, waive, or extend any provision or limitation of any Award. The Administrator may act through meetings of a majority of its members or by unanimous consent.

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GRANTING OF         Subject to the terms of the Plan, the Administrator will, in
AWARDS              its sole discretion, determine:

                           the Participants who receive Awards,

                           the terms of such Awards,

                           the schedule for exercisability or nonforfeitability (including any requirements that the Participant or the Company satisfy performance criteria),

                           the time and conditions for expiration of the Award, and

                           the form of payment due upon exercise, if any.

                    The Administrator's determinations under the Plan need not be uniform and need not consider whether possible Participants are similarly situated.

                    Options granted to Employees may be nonqualified stock options ("NQSOs") or "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or the corresponding provision of any subsequently enacted tax statute. Options granted to consultants, independent contractors, advisors, Eligible Officers and Eligible Directors, including Formula Options (as defined below), must be NQSOs. The Administrator will not grant ISOs unless the shareholders either have already approved the granting of ISOs or give such approval within 12 months after the grant.

                    The Administrator may impose such conditions on or charge such price for the Stock Grants as it deems appropriate.

SUBSTITUTIONS       The Administrator may also grant Awards in substitution for options or other equity interests held by individuals who become Employees of the Company or of an Eligible Subsidiary as a result of the Company's acquiring or merging with the individual's employer or acquiring its assets. In addition, the Administrator may provide for the Plan's assumption of Awards granted outside the Plan (including those granted by an Eligible Subsidiary) to persons who would have been eligible under the terms of the Plan to receive an Award, including both persons who provided services to any acquired company or business and persons who provided services to the Company or any Eligible Subsidiary. If appropriate to conform the Awards to the interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions (including Exercise Price) that vary from those the Plan otherwise requires. Awards in substitution for U.S. Office Products' options in connection with the distribution by U.S. Office Products of the Company's Common Stock will retain their pre-distribution exercise schedule and terms (including Change of Control provisions) and expiration date.

DIRECTOR            Each Eligible Director will receive a formula stock option
FORMULA             ("Formula Option") with respect to 15,000 shares of Common
OPTIONS             Stock upon the first to occur of their initial appointment or election to the Board (with the grant made as of the date of such appointment or election). Thereafter, each Eligible
                    Director serving on the Board will receive a Formula Option annually with respect to 5,000 shares of Common Stock on a date determined by the Administrator. The Exercise Price for Formula Options will be the Fair Market Value on the Date of Grant.

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EXERCISE            Unless the Administrator specifies otherwise, each Formula
SCHEDULE Option will become exercisable as to 20% of the covered shares on the first anniversary of its Date of Grant (as defined in the Date of Grant section below), an additional 30% on the second anniversary, and the remaining 50% on or after the third anniversary. A Formula Option will become exercisable in its entirety upon the Eligible Director's death, Disability, or attainment of age 70. Options will be forfeited to the extent they are not then exercisable if an Eligible Director resigns or fails to be reelected as a director. Exercisable options will expire as provided under Award Expiration.

DATE OF GRANT       The Date of Grant will be the date as of which this Plan or the Administrator grants an Award to a Participant, as specified in the Plan or in the Administrator's minutes or other written evidence of action.

EXERCISE PRICE      The Exercise Price is the value of the consideration that a
                    Participant must provide in exchange for one share of Common
                    Stock. The Administrator will determine the Exercise Price under each Award and may set the Exercise Price without regard to the Exercise Price of any other Awards granted at the same or any other time. The Company may use the consideration it receives from the Participant for general corporate purposes.

                    The Exercise Price per share for NQSOs may not be less than 100% of the Fair Market Value (as defined below) of a share on the Date of Grant. If an Option is intended to be an ISO, the Exercise Price per share may not be less than 100% of the Fair Market Value (on the Date of Grant) of a share of Common Stock covered by the Option; provided, however, that if the Administrator decides to grant an ISO to someone covered by Sections 422(b)(6) and 424(d) (as a more-than-10%-shareholder), the Exercise Price of the Option must be at least 110% of the Fair Market Value (on the Date of Grant).

                    The Administrator may satisfy any state law requirements regarding adequate consideration for Stock Grants by (i) issuing Common Stock held as treasury stock or (ii) charging the Recipients at least the par value for the shares covered by the Stock Grant. The Administrator may designate that a Recipient may satisfy (ii) above either by direct payments or by the Administrator's withholding from other payments due to the Recipient.

FAIR MARKET         Fair Market Value of a share of Common Stock for purposes of
VALUE               the Plan will be determined as follows:

                           If the Common Stock trades on a national securities exchange, the closing sale price on the Date of Grant;

                           If the Common Stock does not trade on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for such date;

                           If no such closing sale price information is available, the average of the closing bid and asked prices that Nasdaq reports for such date;

                           If there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date; or

                           If the Company has no publicly-traded stock, the Administrator will determine the Fair Market Value for purposes of the Plan using any measure of value it determines in good faith to be appropriate.

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                    For any date that is not a trading day, the Fair Market
                    Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day. The Administrator can substitute a particular time of day or other measure of "closing sale price" if appropriate because of changes in exchange or market procedures.

                    The Administrator has sole discretion to determine the Fair Market Value for purposes of this Plan, and all Awards are conditioned on the recipient's agreement that the Administrator's determination is conclusive and binding even though others might make a different and also reasonable determination.

EXERCISABILITY      The Administrator will determine the times and conditions
                    for exercise of or purchase under each Award but may not extend the period for exercise beyond the tenth anniversary of its Date of Grant (or five years for ISOs granted to 10% owners covered by Code Sections 422(b)(6) and 424(d)).

                    Awards will become exercisable at such times and in such manner as the Administrator determines and the Award Agreement, if any, indicates; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of an Award or at which restrictions on Stock Grants lapse. For Stock Grants, "exercise" refers to acceptance of the Award or lapse of restrictions, as appropriate in context.

                    If the Administrator does not specify otherwise, Options will become exercisable and restrictions on Stock Grants will lapse as to one-fourth of the covered shares on each of the first four anniversaries of the Date of Grant, so long as the recipient remains employed or continues his relationship as a service provider to the Company or any Eligible Subsidiary, and will expire as of the tenth anniversary of the Date of Grant (unless they expire earlier under the Plan or the Award Agreement). The Administrator has the sole discretion to determine that a change in service-providing relationship eliminates any further service credit on the exercise schedule.

                    Any unexercisable portions of Awards will immediately become exercisable upon the Participant's death or termination of employment for Disability. Except as provided in the preceding sentence, no portion of an Award that is unexercisable at a recipient's termination of service-providing relationship (for any reason) will thereafter become exercisable (and the recipient will immediately forfeit any unexercisable portions at his termination of service-providing relationship), unless the Award Agreement or the Plan provides otherwise, either initially or by amendment.

CHANGE OF           Upon a Change of Control (as defined below), all Options
CONTROL             held by current Employees, consultants, advisors,
                    independent contractors, Eligible Officers and Eligible
                    Directors will become fully exercisable and all restrictions on Stock Grants will lapse. A Change of Control for this purpose means the occurrence of any one or more of the following events:

                           a person, entity, or group (other than the Company, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) acquires ownership of more than 50% of the undiluted total voting power of the Company's then-outstanding securities eligible to vote to elect members of the Board ("Company Voting Securities");

                           completion of a merger or consolidation of the Company with or into any other entity--unless the holders of the Company Voting Securities outstanding

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                           immediately before such completion, together with any
                           trustee or other fiduciary holding securities under a Company benefit plan, hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent; or

                           the shareholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or
                           (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is completed.

                           Even if other tests are met, a Change of Control has not occurred under any circumstance in which the Company files for bankruptcy protection or is reorganized following a bankruptcy filing.

                           The Administrator may allow conditional exercises in advance of the completion of a Change of Control that are then rescinded if no Change of Control occurs.

                    The Adjustments Upon Changes in Capital Stock provisions will also apply if the Change of Control is a Substantial Corporate Change (as defined in those sections).

LIMITATION          An Option granted to an Employee will be an ISO only to the
ON ISOs             extent that the aggregate Fair Market Value (determined at the Date of Grant) of the stock with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other plans of the Company and its subsidiary corporations, within the meaning of Code Section 422(d)), does not exceed $100,000. This limitation applies to Options in the order in which such Options were granted. If, by design or operation, the Option exceeds this limit, the excess will be treated as an NQSO.

METHOD OF           To exercise any exercisable portion of an Award, the
EXERCISE            Participant must:

                           Deliver a notice of exercise to the Assistant Secretary of the Company designated by the Board (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue, signed or otherwise authenticated by the Participant, and specifying the number of shares of Common Stock underlying the portion of the Award the Participant is exercising;

                           Pay the full Exercise Price, if any, by cashier's or certified check for the shares of Common Stock with respect to which the Award is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and

                           Deliver to the Administrator such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

                    Payment in full of the Exercise Price need not accompany the written notice of exercise if the exercise complies with a previously-approved cashless exercise method, including, for example, that the notice directs that the stock certificates (or other indicia of ownership) for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the stock certificates (or other indicia) are delivered to the broker, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price and any required withholding taxes.

                    If the Administrator agrees to allow an Optionee to pay through tendering Common Stock to the Company, the individual can only tender stock he or she has held for at least six months at the time of surrender. Shares of stock offered as payment will be valued, for purposes of determining the extent to which the Participant has paid the Exercise Price, at their Fair Market Value on the date of exercise. The Administrator may also, in its discretion, accept attestation of ownership of Common Stock and issue a net number of shares upon Option exercise or by having a broker tender to the Company cash equal to the Exercise Price and the minimum withholding taxes.

AWARD               No one may exercise an Award more than ten years after its
EXPIRATION          Date of Grant (or five years, for an ISO granted to a
                    more-than-10% shareholder). A recipient will immediately forfeit and can never exercise any portion of an Award that is unexercisable at his termination of service-providing relationship (for any reason), unless the Award Agreement or the Plan provides otherwise, either initially or by amendment. Unless the Award Agreement or the Plan provides otherwise, either initially or by amendment, no one may exercise otherwise exercisable portions of an Award after the first to occur of:

EMPLOYMENT          The 90th day after the date of termination of
TERMINATION         service-providing relationship (other than for death or
                    Disability), where termination of employment means the time when the employer-employee or other service providing relationship between the Employee, consultant, independent contractor, advisor or Eligible Officer and the Company (and the Eligible Subsidiaries) ends for any reason, including retirement. For grants after June 20, 2000, the Administrator may provide that Awards terminate immediately upon termination of employment for "cause" under an Employee's employment or consultant's services agreement or under another definition specified in the Award Agreement.
                    Unless the Award Agreement provides otherwise, termination of employment does not include instances in which the Company immediately rehires an Employee as a consultant, independent contractor or advisor. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of employment and may decide to suspend the exercise schedule during a leave rather than to terminate the Award. Unless the Award Agreement or the Exercisability section provides otherwise, terminations of employment include situations in which the Participant's employer ceases to be related to the Company closely enough to be an Eligible Subsidiary for new grants;

GROSS               For the Company's termination of the Participant's
MISCONDUCT          service-providing relationship as a result of the
                    Participant's Gross Misconduct, the time of such termination. For purposes of this Plan, "Gross Misconduct" means the Participant has committed fraud, misappropriation, embezzlement, or willful misconduct that has resulted or is likely to result in material harm to the Company or an Eligible Subsidiary;

                           committed or been indicted for or convicted of, or pled guilty or no contest to, any misdemeanor (other than for minor infractions or traffic violations) involving fraud, breach of trust, misappropriation, or other similar activity or otherwise relating to the Company or an Eligible Subsidiary, or any felony; or

                           committed an act of gross negligence or otherwise acted with willful disregard for the Company's or an Eligible Subsidiary's best interests in a manner that has resulted or is likely to result in material harm to the Company or an Eligible Subsidiary.

                           If the Participant has a written employment or other agreement in effect at the time of his termination that specifies "cause" for termination, "Gross

                           Misconduct" for purposes of his termination will refer to "cause" under the employment or other agreement, rather than to the foregoing definition.

DISABILITY          For Disability, the earlier of (i) the first anniversary of the Participant's termination of employment for Disability and (ii) 30 days after the Participant no longer has a Disability, where "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months; or

DEATH               The date 24 months after the Participant's death.

                    If exercise is permitted after termination of service-providing relationship, the Award will nevertheless expire as of the date that the former service provider violates any covenant not to compete in effect between the Company or any Eligible Subsidiary and such person. In addition, an Optionee who exercises an Option more than 90 days after termination of employment with the Company and/or an Eligible Subsidiary will only receive ISO treatment to the extent permitted by law, and becoming or remaining an employee of another related company (that is not an Eligible Subsidiary) or an independent contractor to the Company and the Eligible Subsidiaries will not prevent loss of ISO status because of the formal termination of employment.

                    Nothing in this Plan extends the term of an Award beyond the tenth anniversary of its Date of Grant, nor does anything in this Award Expiration section make an Award exercisable that has not otherwise become exercisable.

AWARD               Award Agreements will set forth the terms of each Award and
AGREEMENT           will include such terms and conditions, consistent with the
                    Plan, as the Administrator may determine are necessary or advisable. To the extent the agreement is inconsistent with the Plan, the Plan will govern. The Award Agreements may contain special rules. The Administrator may, but is not required to, issue agreements for Stock Grants.

STOCK SUBJECT       Except as adjusted below under Adjustments upon Changes in
TO PLAN             Capital Stock,

                           the aggregate number of shares of Common Stock that may be issued under the Awards (whether ISOs, NQSOs, or Stock Grants) may not exceed 20% percent of the total number of shares of Common Stock outstanding, determined immediately after the grant of the Award;

                           the maximum number of shares that may be subject to ISOs may not exceed 3,487,600; and

                           the maximum number of shares that may be granted under Awards for a single individual in a calendar year may not exceed 1,200,000. (The individual maximum applies only to Awards first made under this Plan and not to Awards made in substitution of a prior employer's options or other incentives, except as Code Section 162(m) otherwise requires.)

                    The Common Stock will come from either authorized but unissued shares or from previously issued shares that the Company reacquires, including shares it purchases on the open market. If any Award expires, is canceled, or terminates for any other reason, the shares of Common Stock available under that Award will again be available for the granting of new Awards (but will be counted against that calendar year's limit for a given individual).

                    No adjustment will be made for a dividend or other right (except a stock dividend) for which the record date precedes the date of exercise.

                    The Participant will have no rights of a shareholder with respect to the shares of stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise of the Award.

                    The Company will not issue fractional shares pursuant to the exercise of an Award, but the Administrator may, in its discretion, direct the Company to make a cash payment in lieu of fractional shares.

PERSON WHO          During the Participant's lifetime, only the Participant or
MAY EXERCISE        his duly appointed guardian or personal representative may exercise the Awards. After his death, his personal representative or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Award. If someone other than the original recipient seeks to exercise any portion of an Award, the Administrator may request such proof as it may consider necessary or appropriate of the person's right to exercise the Award.

ADJUSTMENTS         Subject to any required action by the Company (which it
UPON CHANGES IN     shall promptly take) or its shareholders, and subject to
CAPITAL STOCK       the provisions of applicable corporate law, if, after the
                    Date of Grant of an Award,

                           the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security because of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company's receiving consideration the Administrator may make a proportionate and appropriate adjustment in the number of shares of Common Stock underlying each Award, so that the proportionate interest of the Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. (This adjustment does not apply to Common Stock that the Optionee has already purchased nor to Stock Grants that are already nonforfeitable, except to the extent of similar treatment for most shareholders.) Unless the Administrator determines another method would be appropriate, any such adjustment to an Award will not change the total price with respect to shares of Common Stock underlying the unexercised portion of the Award but will include a corresponding proportionate adjustment in the Award's Exercise Price. The Administrator will make a commensurate change to the maximum number and kind of shares provided in the Stock Subject to Plan section.

                    Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this Adjustments section specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

SUBSTANTIAL         Upon a Substantial Corporate Change, the Plan and any
CORPORATE           unexercised Awards will terminate unless provision is made
CHANGE              in writing in connection with such transaction for the
                    assumption or continuation of outstanding Awards, or the substitution for such options or grants of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Awards will continue in the manner and under the terms so provided.

                    Unless the Administrator determines otherwise, if an Award would otherwise terminate under the preceding sentence, Participants who are then Employees, consultants, advisors, independent contractors, Eligible Officers and Eligible Directors will have the right, at such time before the consummation of the transaction causing such termination as the Administrator reasonably designates, upon such reasonable notice as determined by the Administrator, to exercise any unexercised portions of the Award, whether or not they had previously become exercisable.

                    A Substantial Corporate Change means:

                           the dissolution or liquidation of the Company,

                           merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation,

                           the sale of substantially all of the assets of the Company to another corporation, or any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act, any Company subsidiary, any Company benefit plan, or any underwriter temporarily holding securities for an offering of such securities) owning 100% of the combined voting power of all classes of stock of the Company.

ELIGIBLE            Eligible Subsidiary means each of the Company's
SUBSIDIARY          Subsidiaries, except as the Administrator otherwise
                    specifies. For ISO grants, Subsidiary means any corporation
                    (other than the Company) in an unbroken chain of corporations including the Company if, at the time an ISO is granted to a Participant under the Plan, each corporation
                    (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in another corporation in such chain. For ISO purposes, Subsidiary also includes a single-member limited liability company included within the chain described in the preceding sentence. For NQSOs, the Administrator may use a different definition of Subsidiary in its discretion and may include other forms of entity at the same level of equity relationship (or such other level as the Board or the Administrator specifies).

LEGAL               The Company will not issue any shares of Common Stock under
COMPLIANCE          an Award until all applicable requirements imposed by
                    Federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges, have been fully met. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such shares, including compliance with any Company black-out periods or trading restrictions. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by Federal or state laws.

                    The Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all regulations and rules the Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted and exercised, only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and any Awards will be deemed amended to the extent necessary to conform to such laws, rules, and regulations.

PURCHASE FOR        Unless a registration statement under the Securities Act
INVESTMENT          covers the shares of Common Stock a Participant receives
AND OTHER           upon exercise of his Award, the Administrator may require,
RESTRICTIONS        at the time of such exercise or receipt of a grant, that the
                    Participant agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Award are registered under the Securities Act. Unless the shares are registered under the Securities Act, the Participant must acknowledge:

                           that the shares purchased on exercise of the Award are not so registered,

                           that the Participant may not sell or otherwise transfer the shares unless:

                                  the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act, and such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable Federal and state securities laws, rules, and regulations.

                    Additionally, the Common Stock, when issued upon the exercise of an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company's articles or certificate of incorporation, by-laws, or generally applicable shareholders' agreements.

                    The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

TAX                 The Participant must satisfy all applicable Federal, state,
WITHHOLDING         and local income and employment tax withholding requirements before the Company will deliver stock certificates or otherwise recognize ownership upon the exercise of an Award.
                    The Company may decide to satisfy the minimum level of withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from other compensation, the Participant must pay the Company, with a cashier's check or certified check, the full amounts required by withholding. Payment of withholding obligations is due before the Company issues shares with respect to the Award. If the Administrator so determines, the Participant may instead satisfy the withholding obligations by directing the Company to retain shares from the Award exercise, by tendering previously owned shares, or by attesting to his ownership of shares (with the distribution of net shares).

TRANSFERS,          Unless the Administrator otherwise approves in advance in
ASSIGNMENTS,        writing for estate planning other purposes, an Award may not
AND PLEDGES         be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. If necessary to comply with Rule 16b-3 of the Exchange Act, the Participant may not transfer or pledge shares of Common
                    Stock acquired under a Stock Grant or upon exercise of an Option until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing. The Administrator may, in its discretion, expressly provide that a Participant may transfer his Award without receiving consideration to
                    (i) members of his immediate family (children, grandchildren, or spouse); (ii) trusts for the benefit of such family members; or (iii) partnerships where the only partners are such family members.

AMENDMENT OR        The Board may amend, suspend, or terminate the Plan at any
TERMINATION         time, without the consent of the Participants or their
OF PLAN AND         beneficiaries; provided, however, that no amendment will
AWARDS              deprive any Participant or beneficiary of any previously
                    declared Award. Except as required by law or by the Adjustments upon Changes in Capital Stock section, the Board may not, without the Participant's or beneficiary's consent, modify the terms and conditions of an Award so as to adversely affect the Participant. No amendment, suspension, or termination of the Plan will, without the Participant's or beneficiary's consent, terminate or adversely affect any right or obligations under any outstanding Awards.

PRIVILEGES          No Participant and no beneficiary or other person claiming
OF STOCK            under or through such Participant will have any right,
OWNERSHIP           title, or interest in or to any shares of Common Stock
                    allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock if any, already issued to such Participant.

EFFECT ON           Whether exercising or receiving an Award causes the
OTHER PLANS         Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

LIMITATIONS         Notwithstanding any other provisions of the Plan, no
ON LIABILITY        individual acting as an agent of the Company shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The
                    Company will indemnify and hold harmless each agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys' fees) or liability (including any sum paid in settlement of a claim with the Administrator's approval) arising out of any act or omission to act concerning this Plan unless arising out of such person's own fraud or bad faith.

NO EMPLOYMENT       Nothing contained in this Plan constitutes an employment
CONTRACT            contract between the Company and the Participants. The Plan does not give any Participant any right to be retained in the Company's employ, nor does it enlarge or diminish the Company's right to end the Participant's employment or other relationship with the Company.

APPLICABLE          The laws of the State of Wisconsin (other than its choice of
LAW                 law provisions) govern this Plan and its interpretation.

DURATION            Unless the Board extends the Plan's term, the Administrator
OF PLAN             may not grant Awards after June 8, 2008. The Plan will then terminate but will continue to govern unexercised and unexpired Awards.

                                      -12-